Exhibit 3.35

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:25 AM 02/12/1998 981055661—2852482

CERTIFICATE OF FORMATION

OF

KINETRA LLC

This Certificate of Formation of Kinetra LLC (the “Limited Liability Company”), has been duly executed and is being filed by the underaigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§18-101, et seq.).

1. Name. The name of the limited liability company formed hereby is

Kinetra LLC

2. Registered Office. The address of the registered office of the Limited Liability Company in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

3. Registered Agent. The name and address of the registered agent for service of process on the Limited Liability Company in the State of Delaware is c/o Prentice-Half Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

4. Effective Date. This Certificate of Formation, shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of the 12th day of February, 1998.

/s/ Timothy J. Hargarten
Authorized Person
Timothy J. Hargarten